EXHIBIT 4.17

FORM OF REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT ("Agreement"), dated as of December 22, 2017, is made by and between S&W Seed Company, a Nevada corporation (the "Company"), and MFP Partners, L.P., a Delaware limited partnership (the "Investor").

WITNESSETH

WHEREAS, the Company has entered into that certain Investment Agreement dated as of October 3, 2017 (the "Investment Agreement") between the Company and the Investor;

WHEREAS, the Company has conducted a rights offering (the "Rights Offering") by distributing, at no charge, to each holder of record as of the Record Date (as defined below) of (i) shares of the Company's common stock, par value $0.001 per share (the "Common Stock"), and (ii) warrants to purchase Common Stock (the "Warrants"), non-transferable rights to purchase Common Stock for each share of Common Stock held (or deemed to be held, after assuming full exercise of the Warrants) by each such holder (the "Rights");

WHEREAS, in order to facilitate the Rights Offering and pursuant to the Investment Agreement, the Investor agreed to subscribe for and purchase, at the Exercise Price, upon expiration of the Rights Offering, all of the shares of Common Stock offered in the Rights Offering that were not purchased pursuant to the exercise of Rights in the Rights Offering, upon the terms and subject to the conditions set forth in the Investment Agreement; and

WHEREAS, in consideration of the Investor's commitment to purchase the shares of Common Stock pursuant to, upon the terms, and subject to the conditions set forth in the Investment Agreement, the Company has agreed to provide registration rights to the Investor with respect to all of the shares of Common Stock purchased by the Investor pursuant to the Investment Agreement (including all Offered Shares purchased by the Investor pursuant to the exercise of its Basic Subscription Privilege, its Over-Subscription Privilege and the Backstop Commitment) (the "Shares"), and the Company also has agreed to provide registration rights to the Investor with respect to the Purchased Shares (as hereinafter defined), in each case, on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

  The term "Board" means the Board of Directors of the Company.

  The term "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City are generally authorized or obligated by law or executive order to close.

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  The term "Commission" means the United States Securities and Exchange Commission or any successor agency.

  The term "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

  The term "Person" (but not "person") means any individual, firm, corporation, partnership, limited liability company, trust or other entity, and shall include any successor (by merger or otherwise) of such entity.

  The term "Purchase Price" means $3.50 per Share.

  The term "Purchased Shares" means the 375,000 shares of Common Stock purchased from entities advised by RMB Capital Management LLC ("RMB") pursuant to that certain Stock Purchase Agreement, dated as of August 15, 2017, by and between the Investor and RMB.

  The term "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Any terms used in this Agreement and not defined herein shall have the meanings given such terms in the Investment Agreement.

ARTICLE II

REGISTRATION OF COMMON STOCK; INDEMNIFICATION

Section 2.01   Registrable Securities. For the purposes of this Agreement, "Registrable Securities" means the Shares and the Purchased Shares; provided that (i) any Shares and Purchased Shares will cease to be Registrable Securities, and (ii) the Company will not be obligated to maintain the effectiveness of the Shelf Registration Statement (as defined below), and the Company's obligations under Section 2.02 will cease, with respect to the Registrable Securities of a holder thereof (a "Holder") following the date on which (a) such securities have been sold or otherwise transferred by the Holder thereof pursuant to an effective registration statement; or (b) such securities are sold in accordance with Rule 144 (or any successor provision) promulgated under the Securities Act. The period of time during which the Company is required to keep the Shelf Registration Statement effective is referred to as the "Effectiveness Period."

Section 2.02   Registration. Within thirty (30) Business Days following the date on which the Company completes the Rights Offering and the transactions contemplated by the Investment Agreement, the Company shall prepare and file a resale registration statement on Form S-3 or another applicable form, if Form S-3 is not then available, registering offers and sales of Registrable Securities held by the Investor pursuant to Rule 415 under the Securities Act (such registration statement together with all exhibits thereto and any post-effective amendment thereto that becomes effective, the "Shelf Registration Statement"). The Company may supplement the Shelf Registration Statement from time to time to register securities other than Registrable Securities for sale for the account of any Person; provided, however, that such supplement will be permitted only so long as the Commission rules provide that such supplement does not give the Commission the right to review the Shelf Registration Statement; provided, further, that such supplement does not adversely affect the rights of any Holder. Notwithstanding the foregoing or anything to the contrary in this Article II, if the Company grants

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registration rights to one or more other holders of its Common Stock that are more favorable to such holders than the registration rights granted hereunder, with respect to underwritten offerings or otherwise, the Company and holders of a majority of the Registrable Securities hereunder shall in good faith amend this Agreement to reflect such more favorable terms as reasonably as practicable.

Section 2.03   Registration Procedures. In connection with the registration of any Registrable Securities under the Securities Act as provided in this Article II, the Company will use its best efforts to:

  cause the Shelf Registration Statement (and any other related registrations, qualifications or compliances as may be reasonably requested and as would permit or facilitate the sale and distribution of all Registrable Securities until the distribution thereof is complete) to become effective as soon as practicable following the filing thereof but not later than 180 days after the Closing Date (the "Scheduled Effective Date");

  prepare and file with the Commission the amendments and supplements to the Shelf Registration Statement and the prospectus used in connection therewith and take all other actions as may be necessary to keep the Shelf Registration Statement continuously effective until the disposition of all securities in accordance with the intended methods of disposition by the Holder or Holders thereof set forth in the Shelf Registration Statement will be completed, and to comply with the provisions of the Securities Act (to the extent applicable to the Company) with respect to the dispositions;

  (i) at least five (5) Business Days before filing with the Commission, furnish to each Holder and its counsel (if any) copies of all documents proposed to be filed with the Commission in connection with such registration, which documents will be subject to the review and reasonable comment of such Holder and its counsel; (ii) furnish to each Holder of Registrable Securities a reasonable number of copies of the Shelf Registration Statement, of each amendment and supplement thereto, and of the prospectus included in the Shelf Registration Statement (including each preliminary prospectus), in conformity with the requirements of the Securities Act, and the other documents (including exhibits to any of the foregoing), as the Holder may reasonably request, in order to facilitate the disposition of the Registrable Securities owned by such Holder; (iii) respond as promptly as practicable to any comments received from the Commission with respect to each Shelf Registration Statement or any amendment thereto; and (iv) as promptly as reasonably possible, provide the Holders true and complete copies of all correspondence from and to the Commission relating to such Shelf Registration Statement that pertains to the Holders as "Selling Stockholders" but not any comments that would result in the disclosure to the Holders of material and non-public information concerning the Company.

  register or qualify the Registrable Securities covered by the Shelf Registration Statement under the securities or "blue sky" laws of the various states as any Holder reasonably requests and do any and all other acts and things that may be necessary or reasonably advisable to enable a Holder to consummate the disposition in such states of the Registrable Securities owned by such Holder, except that the Company will not be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not, but for the requirements of this Section 2.03(d), be obligated to be qualified, or to subject itself to taxation in any jurisdiction;

  provide a transfer agent and registrar for the Registrable Securities covered by the Shelf Registration Statement not later than the effective date of the Shelf Registration Statement;

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  notify the Holders promptly, and confirm such notice in writing, (i)(A) when a prospectus as contained in the Shelf Registration Statement (a "Prospectus") or any Prospectus supplement or post-effective amendment has been filed, and (B) with respect to a Shelf Registration Statement or any post-effective amendment, when the same has become effective, (ii) of the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of a Shelf Registration Statement or the initiation of any proceedings for that purpose, (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, (iv) of the existence of any fact or the happening of any event that makes any statement made in such Shelf Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or which requires the making of any changes in such Shelf Registration Statement, Prospectus or documents so that, in the case of the Shelf Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (v) of the Company's reasonable determination that a post-effective amendment to a Shelf Registration Statement would be appropriate, or (vi) of any request by the Commission or other governmental authority for amendments or supplements to a Shelf Registration Statement or related Prospectus or for additional information that pertains to the Holders as "Selling Stockholders" or the "Plan of Distribution";

  enter into customary agreements (including, in the event the Holders elect to engage an underwriter in connection with the Shelf Registration Statement, an underwriting agreement containing customary terms and conditions) and take all other actions as may be reasonably required in order to expedite or facilitate the disposition of Registrable Securities; provided, however, that the Company will not be liable for any underwriter's fees, commissions and discounts or similar expenses; and

  make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the Shelf Registration Statement or any suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction, at the earliest possible time.

Section 2.04   Rule 144. With a view to making available to the Holders the benefits of certain rules and regulations of the Commission that at any time permit the sale of the Registrable Securities to the public without registration, the Company agrees to:

  make and keep public information available, as those terms are understood and defined in Rule 144 promulgated under the Securities Act;

  file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act;

  so long as a Holder owns any unregistered Registrable Securities, furnish to the Holder upon any reasonable request a written statement by the Company as to its compliance with the public information requirements of Rule 144 promulgated under the Securities Act and/or the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and any other reports and documents of the Company as the Holder may reasonably request in availing itself of any rule or

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  regulation of the Commission allowing a Holder to sell any Registrable Securities without registration (excluding any reports or documents of the Company that the Company, in its sole discretion, deems confidential), provided, that to the extent such documents and reports are available on the Commission's website, the Company shall not be required to provide the copies contemplated by this subsection (c); and

  take such further action as any Holder may reasonably request to enable such Holder to sell the Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act, including providing any legal opinions relating to such sale pursuant to Rule 144.

Section 2.05   Registration and Selling Expenses. All expenses incurred by the Company in connection with the Company's performance of or compliance with this Article II, including, without limitation, (i) all Commission registration and filing fees, (ii) blue sky fees and expenses, (iii) all necessary printing and duplicating expenses and (iv) all fees and disbursements of counsel and accountants retained on behalf of the Company, will be paid by the Company. Each Holder may, at its election, retain its own counsel and other representatives and advisors as it chooses at its own expense; provided that the Company will pay the reasonable fees and expenses of one counsel to the Holders incurred as part of reviewing the Shelf Registration Statement and any Prospectuses and amendments related thereto, in an amount not to exceed $15,000 for each Holder during the term of this Agreement.

Section 2.06   Registration Statement Not Declared Effective. The Company and the Holders agree that the Holders will suffer damages if (i) the Shelf Registration Statement is not declared effective by the Commission on or prior to the Scheduled Effective Date, or (ii) the length or frequency of Black-Out Periods (as defined below) exceed the limits set forth in Section 2.07(a) hereof. The Company and the Holders further agree that it would not be feasible to ascertain the extent of such damages with precision. Accordingly, (x) if the Shelf Registration Statement is not declared effective by the Commission on or prior to the Scheduled Effective Date and on such date or at any time thereafter the Company is not diligently and in good faith making commercially reasonable efforts to have the Shelf Registration Statement declared effective, the Company shall pay an amount in cash as liquidated damages to each Holder equal to one percent (1%) of the aggregate Purchase Price paid for the Shares by such Holder for each thirty (30) day period after the Scheduled Effective Date during which the Company is failing to make such efforts, up to an aggregate maximum of four percent (4%); and (y) during the continuance of a Black-Out Period beyond the limits set forth in Section 2.07(a) hereof, the Company shall pay an amount in cash as liquidated damages to each Holder equal to one percent (1%) of the aggregate Purchase Price paid for the Shares by such Holder for each thirty (30) day period during the continuance of a Black-Out Period beyond such limits, pro-rated as applicable for any partial month, up to an aggregate maximum of four percent (4%).

Section 2.07   Inability to Use Prospectus; Black-Out Periods. Each Holder agrees that, upon receipt of any notice from the Company of (i) the happening of any event of the kind described in Sections 2.03(f)(i)(A), 2.03(f)(ii), 2.03(f)(iii), 2.03(f)(iv), 2.03(f)(v) or 2.03(f)(vi) hereof, or (ii) a determination by the Board that it is advisable to suspend use of the Prospectus for a discrete period of time due to pending corporate developments such as negotiation of a material transaction which the Company in its sole discretion after consultation with legal counsel, determines it would be obligated to disclose in the Shelf Registration Statement, which disclosure the Company believes would be premature or otherwise inadvisable at such time or would have a material adverse effect on the Company and its stockholders, such Holder will forthwith discontinue disposition of such Registrable Securities pursuant to the Shelf Registration Statement or Prospectus until such Holder's receipt of the

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copies of the supplemented or amended Prospectus contemplated by Section 2.03(b) hereof, or until such Holder is advised in writing by the Company that the use of the applicable Prospectus may be resumed and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus. The period of time in which the use of a Prospectus or Shelf Registration Statement is so suspended shall be referred to as a "Black-Out Period." The Company agrees to so advise such Holder promptly of the commencement and termination of any such Black-Out Period, and the Purchasers agree to keep the fact of such Black-Out Period confidential. The Company shall not impose a Black-Out Period under this Section 2.07 for more than ninety (90) consecutive days and not more than twice in any given twelve (12) month period; provided, that at least sixty (60) days must pass between Black-Out Periods and the total aggregate length of all Black- Out periods within any twelve (12) month period shall not exceed one hundred and twenty (120) days. Notwithstanding the foregoing, the Company may suspend use of any Shelf Registration Statement if the Commission's rules and regulations prohibit the Company from maintaining the effectiveness of a Shelf Registration Statement because its financial statements are stale at a time when its fiscal year has ended or it has made an acquisition reportable under Item 2.01 of Form 8-K or any other similar situation until the Company's Form 10-K has been filed or a Form 8-K, including any required pro forma or historical financial statements, has been filed, respectively (provided that the Company shall use its reasonable best efforts to cure any such situation as soon as possible so that the Shelf Registration Statement can be used at the earliest possible time).

Section 2.08   Certain Obligations of Holders.

  As a condition to the inclusion of its Registrable Securities in the Resale Registration Statement, each Holder will furnish to the Company the information regarding the Holder as is legally required in connection with any registration, qualification or compliance referred to in this Article II.

  Each Holder hereby covenants with the Company not to make any sale of the Registrable Securities pursuant to the Shelf Registration Statement without effectively causing the prospectus delivery requirements under the Securities Act to be satisfied.

  Each Holder acknowledges and agrees that the Registrable Securities sold pursuant to the Shelf Registration Statement are not transferable on the books of the Company unless the stock certificate submitted to the transfer agent evidencing the Registrable Securities, if applicable, is accompanied by a certificate reasonably satisfactory to the Company to the effect that (i) the Registrable Securities have been sold in accordance with this Agreement and the Shelf Registration Statement and (ii) the requirement of delivering a current prospectus has been satisfied.

  Each Holder is hereby advised that the anti-manipulation provisions of Regulation M under the Exchange Act may apply to sales of the Registrable Securities offered pursuant to the Shelf Registration Statement and agrees not to take any action with respect to any distribution deemed to be made pursuant to the Shelf Registration Statement that constitutes a violation of Regulation M under the Exchange Act or any other applicable rule, regulation or law.

  The rights to cause the Company to register Registrable Securities granted to the Holders by the Company under Section 2.02 may be assigned in whole or in part by a Holder in connection with the transfer of such Registrable Securities, provided, that: (i) the transfer of the Registrable Securities and the rights to register such Registrable Securities are effected in accordance with applicable securities laws, (ii) the transfer involves not less than fifty percent (50%) of aggregate

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  number of the Registrable Securities, (iii) the Holder gives prior written notice to the Company, and (iv) the transferee agrees to comply with the terms and provisions of this Agreement in a written instrument reasonably satisfactory in form and substance to the Company and its counsel. Except as specifically permitted by this Section 2.08, the rights of a Holder with respect to Registrable Securities will not be transferable to any other Person, and any attempted transfer will cause all rights of the Holder to registration of Registrable Securities under this Article II to be forfeited, void ab initio and of no further force and effect.

  With the written consent of the Company and each Holder affected or potentially affected by such proposed waiver, any provision of Sections 2.01, 2.02, 2.03, 2.04, 2.05, 2.06, 2.07, 2.08 or 2.09 may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely). Upon the effectuation of each waiver, the Company will promptly give written notice thereof to such Holders.

Section 2.09   Indemnification.

  By the Company. The Company agrees to indemnify, to the fullest extent permitted by law, each Holder of Registrable Securities being sold, its directors, officers, employees, members, managers, partners, agents, and each other Person, if any, who controls (within the meaning of the Securities Act and the rules and regulations thereunder) such Holder (each, an "Indemnified Person") against all losses, claims, damages, liabilities, and expenses (including legal fees and expenses and all costs incident to investigation or preparation with respect to such losses, claims, damages, liabilities, and expenses and to reimburse such Indemnified Person for such costs as incurred) (collectively, the "Losses") caused by, resulting from, or relating to any untrue or alleged untrue statement of material fact contained in the Shelf Registration Statement, prospectus, or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or a fact necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished to the Company by or on behalf of such Holder in writing expressly for use therein or by such Holder's failure to deliver a copy of the Shelf Registration Statement or prospectus or any amendments or supplements thereto after the Company has furnished such Holder with a sufficient number of copies of the same and notified such Holder of such obligation. In connection with an underwritten offering and without limiting any of the Company's other obligations under this Agreement, the Company shall indemnify such underwriters, their officers, directors, employees, and agents and each Person who controls (within the meaning of the Securities Act and the rules and regulations thereunder) such underwriters or such other indemnified Person to the same extent as provided above with respect to the indemnification of the Holders of Registrable Securities being sold.

  By the Investor. In connection with any registration statement in which a Holder of Registrable Securities is participating pursuant to this Agreement, each such Holder will, if requested, furnish to the Company in writing information regarding such Holder's ownership of Registrable Securities and, to the extent permitted by law, shall, severally and not jointly, indemnify the Company, its directors, and each Person who controls (within the meaning of the Securities Act and the rules and regulations thereunder) the Company against all Losses caused by, resulting from, or relating to any untrue or alleged untrue statement of material fact contained in the Shelf Registration Statement, prospectus, or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is caused by and contained in such information so furnished to the Company in writing by or on behalf of such Holder

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  expressly for use therein; provided, however, that each Holder's obligation to indemnify the Company hereunder shall be apportioned between each Holder based upon the net amount received by each Holder from the sale of Registrable Securities, as compared to the total net amount received by all of the Holders of Registrable Securities sold pursuant to such registration statement, no such Holder being liable to the Company in excess of such apportionment; and provided, further (i) that each Holder's obligation to indemnify the Company hereunder shall be apportioned between each Holder as is appropriate to reflect the relative fault of such Holder on the one hand, and of each other Holder on the other, in connection with the statements or omissions that resulted in such Losses. The relative fault of each Holder on the one hand, and each other Holder on the other, shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Holder and the parties' relevant intent, knowledge, information and opportunity to correct or prevent such statement or omission.

  Notice. Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which its seeks indemnification; provided, however, that the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has been materially prejudiced by such failure to provide such notice.

  Defense of Actions. In any case in which any such action is brought against any indemnified party and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate, and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision, and monitoring (unless such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it that are different from or in addition to the defenses available to such indemnifying party or if a conflict or potential conflict of interest exists, in either of which event the indemnified party shall be reimbursed by the indemnifying party for the expenses incurred in connection with retaining separate legal counsel). An indemnifying party shall not be liable for any settlement of an action or claim effected without its consent, which consent shall not be unreasonably withheld, conditioned or delayed. The indemnifying party shall lose its right to defend, contest, litigate, and settle a matter if it shall fail diligently to contest such matter (except to the extent settled in accordance with the next following sentence). No matter shall be settled by an indemnifying party without the consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed). The indemnifying party shall not, without the prior written consent of an indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity has been sought hereunder by such indemnified party unless (i) such settlement includes an unconditional release of such indemnified party in form and substance satisfactory to such indemnified party from all liability on the claims that are the subject matter of such proceedings and (ii) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

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  Jointly Indemnifiable Claims. Given that an Indemnified Person may be entitled to indemnification (a "Jointly Indemnifiable Claim") from both the Company, pursuant to this Agreement, and from any other Person, whether pursuant to applicable law, any indemnification agreement, the organizational documents of such Person or otherwise (the "Indemnitee-Related Entities"), the Company acknowledges and agrees that the Company shall be fully and primarily responsible for the payment to the Indemnified Person in respect of indemnification and advancement of expenses in connection with any such Jointly Indemnifiable Claim, pursuant to and in accordance with the terms of this Agreement, irrespective of any right of recovery the Indemnified Person may have from the Indemnitee-Related Entities. Under no circumstance shall the Company be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of recovery the Indemnified Person may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of the Indemnified Person or the obligations of the Company hereunder. In the event that any of the Indemnitee-Related Entities shall make any payment to the Indemnified Person in respect of indemnification or advancement of expenses with respect to any Jointly Indemnifiable Claim, the Indemnitee-Related Entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnified Person against the Company, and the Indemnified Person shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. Each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 2.09(e), entitled to enforce this Section 2.09(e) against the Company as though each such Indemnitee-Related Entity were a party to this Agreement.

  Survival. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified Person and will survive the transfer of the Registrable Securities and the termination of this Agreement.

  Contribution. If recovery is not available under the foregoing indemnification provisions for any reason or reasons other than as specified therein, any Person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any Losses with respect to which such Person would be entitled to such indemnification but for such reason or reasons. In determining the amount of contribution to which the respective Persons are entitled, there shall be considered the Persons' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and other equitable considerations appropriate under the circumstances, including the relative fault of such Person, in connection with the statements or omissions that resulted in Losses. The relative fault of each Person shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Person and the parties' relevant intent, knowledge, information and opportunity to correct or prevent such statement or omission. It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, neither the Investor nor any Affiliate of the Investor shall be required to make a contribution in excess of the net amount received by the Investor (or its Affiliate) from the sale of Registrable Securities.

ARTICLE III

Miscellaneous

Section 3.01   Inconsistent Agreements. Without the prior written consent of the Investor, the Company shall not enter into any registration rights agreement that conflicts, or is inconsistent, with the provisions of Article II hereof.

Section 3.02   Specific Performance. Each of the Investor and the Company acknowledge and agree that, in the event of any breach of this Agreement, the non-breaching party or parties would be irreparably harmed and could not be made whole by monetary damages. The Investor and the Company hereby agree that, in addition to any other remedy to which the Investor may be entitled at law or in equity, the Investor shall be entitled to compel specific performance of this Agreement in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction for such action.

Section 3.03   Headings. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any provisions hereof.

Section 3.04   Entire Agreement. Except for the Investment Agreement, this Agreement (a) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and there are no restrictions, promises, representations, warranties, covenants, conditions, or undertakings with respect to the subject matter hereof, other than those expressly set forth or referred to herein, and (b) amends and supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof.

Section 3.05   Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally, by next-day courier, by electronic or facsimile transmission, or telecopied with confirmation of receipt to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered, delivered by electronic or facsimile transmission, or telecopied, or one day after delivery to a courier for next-day delivery.

If to the Company, to:

S&W Seed Company
106 K Street, Suite 300
Sacramento, California 95814
Attention: Matthew K. Szot, Chief Financial Officer
Facsimile: (559) 884-2750
Email: mszot@swseedco.com

If to the Investor or the Holder(s), to:

MFP Partners, L.P.
c/o MFP Investors LLC
667 Madison Avenue, 25th Floor
Attention: Timothy E. Ladin
Fax: (212) 752-7265
Email: tladin@mfpllc.com

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Section 3.06   Applicable Law. The substantive laws of the State of New York shall govern the interpretation, validity, and performance of the terms of this Agreement, regardless of the law that might be applied under applicable principles of conflicts of laws.

Section 3.07   Severability. The invalidity, illegality, or unenforceability of one or more of the provisions of this Agreement in any jurisdiction shall not affect the validity, legality, or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality, or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

Section 3.08   Successors; Assigns. The provisions of this Agreement shall be binding upon the parties hereto and their respective heirs, successors, and permitted assigns, including, without limitation and without the need for an express assignment or assumption, any successor in interest to an Investor, whether by a sale of all or substantially all of its assets, merger, consolidation, or otherwise. Neither this Agreement nor the rights or obligations of any party hereunder may be assigned, except as otherwise provided in this Agreement. Any such attempted assignment in contravention of this Agreement shall be void and of no effect.

Section 3.09   No Third-Party Beneficiaries. Nothing in this Agreement creates in any Person not a party to this Agreement (other than permitted assignees and a Person indemnified pursuant to Section 2.08 hereof with respect to such indemnification rights and any Holders of the Registrable Securities with respect to the rights to which they are entitled hereunder ) any legal or equitable right, remedy or claim under this Agreement, and this Agreement is for the exclusive benefit of the parties hereto.

Section 3.10   Amendments. This Agreement may not be amended, modified, or supplemented unless such modification is in writing and signed by the Company and each Investor.

Section 3.11   Waiver. Any waiver (express or implied) of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach.

Section 3.12   Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Agreement.

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11.

IN WITNESS WHEREOF, the undersigned hereby agree to be bound by the terms and provisions of this Registration Rights Agreement as of the date first above written.

S&W SEED COMPANY

By:	/s/ Matthew K. Szot
Name:	Matthew K. Szot
Title:	Executive Vice President of Finance and Administration and Chief Financial Officer

MFP PARTNERS, L.P.
By:	MFP Investors LLC,
its General Partner

By:	/s/ Timothy Ladin
Name:	Timothy Ladin
Title:	General Counsel